Exhibit 99.1

CONTACT:	Investor Relations: Media:	F. Barry Bilson, 410-539-0000 Mary Athridge, 212-805-6035

LEGG MASON PROVIDES MONEY MARKET FUND UPDATE

Baltimore, Maryland -- September 19, 2008 - Legg Mason, Inc. (NYSE: LM) announced that the Company has entered into additional support measures with three money market funds managed by a subsidiary of the Company, given current market conditions. Neither the funds nor their shareholders incurred a loss in these transactions. Legg Mason also provided an update regarding the earnings impact to the quarter of these actions as well as incremental mark-to-market charges attributable to previous money market fund support through today's date.

The Company has amended two existing capital support agreements (CSA), to provide for it to make up to an additional $350 million in capital contributions to one fund upon certain events relating to certain Asset Backed Commercial Paper (ABCP) securities in the portfolios. In a second fund, the Company has established a CSA under which it will make up to $20 million in contributions upon certain events related to certain ABCP securities in the portfolio. In a third fund, the Company has acquired two letters of credit (LOC) that effectively expand existing LOC support for two ABCP securities by approximately $260 million as required by a ratings agency to maintain its AAA rating, reflecting recently revised ratings requirements. The Company has fully collateralized each obligation. The Company is filing a Form 8-K with further details of these transactions.

"Right now, financial markets are operating under severe stress. As history has shown they will stabilize and ultimately recover. In the meantime, Legg Mason will continue to act in support of our clients, our funds and our corporate shareholders as appropriate. We appreciate all steps taken by the Treasury Department, the Securities and Exchange Commission, the Federal Reserve and our industry colleagues to work together to bring confidence back to the markets," said Mark R. Fetting, the Company's president and chief executive officer. "We remain committed to providing our fund shareholders with principal stability, credit quality, and current income, although no guarantees can be given."

"Legg Mason raised capital during the first six months of this year in part to provide the Company with additional financial strength to work through potential issues caused by continued uncertainty in the credit markets. Our balance sheet and core earnings continue to provide a strong buffer to absorb these unrealized losses. The money market funds do not hold any Lehman Brothers, AIG or Washington Mutual paper. Today's action is part of our continued monitoring of credit and liquidity market conditions and we may take additional action if we deem it appropriate," concluded Mr. Fetting.

Impact on Quarterly Earnings

Reflecting the actions announced today as well as incremental mark-to-market charges attributable to previous money market fund support, the Company expects to incur an estimated $318 million non-cash charge in its quarter to date operating results ($187 million net of adjustments to operating expenses and taxes, or $1.33 per diluted share.)

About Legg Mason

Legg Mason is a global asset management firm, with $923 billion in assets under management as of June 30, 2008, and approximately $187 billion in liquidity assets as of September 17, 2008. The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" in Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

An investment in a money market fund is neither insured nor guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in a money market fund.

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